Exhibit 99.1

Adagio Medical Reports Fourth Quarter and Full Year 2024 Results

LAGUNA HILLS, CA, March 31, 2025 – Adagio Medical Holdings, Inc. (Nasdaq: ADGM), a leading innovator in catheter ablation technologies for the treatment of cardiac arrhythmias, today reported financial results for the fourth quarter and full year ended December 31, 2024.

Recent Business Highlights:

•	Reported total company revenue of $137 thousand in the fourth quarter of 2024, compared to $78 thousand in the fourth quarter of 2023. Full year revenue for 2024 was $0.6 million compared to $0.3 million in 2023.

•	Surpassed 40% enrollment in the FULCRUM-VT pivotal study. The results of the study will be used to support FDA premarket approval (PMA) for Adagio’s VT Cryoablation System for endocardial ablation of scar-mediated ventricular tachycardia (VT). The study, which seeks to enroll 206 patients with ischemic and non-ischemic disease at 20 U.S. and Canadian centers, is on track for completion of patient enrollment in the second half of 2025.

•	Announced focused realignment of resources to prioritize its FULCRUM-VT US pivotal investigational device exemption clinical trial activities and its new product design optimization program.

•	Reported cash, cash equivalents, and short-term investments of $20.6 million as of December 31, 2024.

“2024 was a pivotal year for Adagio, as we successfully commenced enrollment in our FULCRUM pivotal trial, securing the strategy to establish Adagio as a leading provider of treatments for ventricular tachycardia (“VT”). I am thrilled that the trial is enrolling ahead of expectations, bringing us even closer to providing a solution to this underserved patient population,” said Todd Usen, Chief Executive Officer of Adagio. “With all of our resources today focused on two initiatives, the FULCRUM study and our product design optimization program, Adagio is well-poised to deliver on our critical mission of improving the quality of life and long-term outcomes for patients with VT.”

Fourth Quarter 2024 Financial Results

Revenue was $137 thousand for the fourth quarter of 2024, up 76% compared to $78 thousand for the fourth quarter of 2023. The increase over the prior year quarter was driven primarily by the introduction of vCLAS in Europe.

Gross margin was negative 1012% for the fourth quarter of 2024, compared to negative 328% for the fourth quarter of 2023. The year-over-year change was primarily due to increased sales volume.

Operating expenses for the fourth quarter of 2024 were $56.7 million, compared to $5.1 million for the fourth quarter of 2023. The increase was mainly driven by impairment of $49.2 million and increased transaction and public company expenses.

Net loss was $57.4 million for the fourth quarter of 2024 compared to a net loss of $8.6 million in the same period of the prior year. The increase in net loss was primarily driven by impairment loss.

Full Year 2024 Financial Results

Revenue was $0.6 million for the full year of 2024, up 101% compared to $0.3 million for the full year of 2023. The increase over the prior year was driven primarily by the introduction of vCLAS in Europe.

Gross margin was negative 451% for full year of 2024, compared to negative 335% for the full year of 2023. The year-over-year change was primarily due to increased sales volume.

Operating expenses for the full year of 2024 were $81.4million, compared to $26.9 million for the full year of 2023. The increase was mainly driven by impairment and increased transaction and public company expenses.

Net loss was $75.0 million for the full year of 2024 compared to a net loss of $36.6 million in the prior year. The increase in net loss was primarily driven by impairment loss.

About Adagio Medical Holdings, Inc.

Adagio Medical is a medical device company focused on developing and commercializing products for the treatment of cardiac arrhythmias utilizing its novel, proprietary, catheter-based Ultra-Low Temperature Cryoablation (“ULTC”) technology. ULTC is designed to create large, durable lesions extending through the depth of both diseased and healthy cardiac tissue. The Company is currently focused on the treatment of ventricular tachycardia ("VT") with its purpose-built vCLAS catheter, which is CE Marked and is currently under evaluation in the FULCRUM-VT U.S. IDE Pivotal Study.

About FULCRUM VT

FULCRUM-VT (Feasibility of Ultra-Low Temperature Cryoablation in Recurring Monomorphic Ventricular Tachycardia) is a prospective, multi-center, open-label, single-arm study, enrolling 206 patients with structural heart disease of both ischemic and non-ischemic cardiomyopathy, indicated for catheter ablation of drug refractory ventricular tachycardia (VT) in accordance with current treatment guidelines. The results of the study will be used to obtain FDA premarket approval (PMA) for Adagio’s VT Cryoablation System with the vCLAS™ cryoablation catheter with industry broadest indication for purely endocardial ablation of scar-mediated VT.

Forward-Looking Statements

Certain statements in this press release (this “Press Release”) may be considered “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements generally relate to future events or future financial or operating performance of the Company. For example, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “forecast,” “future,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “propose,” “seek,” “should,” “strive,” “will,” or “would” or the negatives of these terms or variations of them or similar terminology. Such forward-looking statements are subject to risks, uncertainties, and other factors which may be beyond the control of the Company and could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These forward-looking statements are based upon estimates and assumptions that, while considered reasonable by the Company and its management, are inherently uncertain. The Company cautions you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. There are risks and uncertainties described in the definitive proxy/final prospectus relating to the Business Combination, which was filed by the Company with the U.S. Securities and Exchange Commission (the “SEC”), and described in other documents filed by the Company from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. The Company cannot assure you that the forward-looking statements in this communication will prove to be accurate.

Nothing in this Press Release should be regarded as a representation or warranty by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved, in any specified time frame, or at all. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made in this Press Release. Subsequent events and developments may cause those views to change. The Company does not undertake any duty to update these forward-looking statements.

Media Contact

Ilya Grigorov

Vice President, Global Marketing and Product Management

igrigorov@adagiomedical.com

Investor Contact

Caroline Corner, PhD

ICR Healthcare

IR@adagiomedical.com